CONTRIBUTION AND ASSIGNMENT AGREEMENT

This Contribution and Assignment Agreement (this "Agreement") is made this 30th day of November, 2012, by and between Steele Resources Incorporated ("SRI"), a Nevada corporation having its principal place of business in Cameron Park, California, acting herein by its parent corporation, Steele Resources Corporation ("SRC") which is represented herein by the unanimous action of its Board of Directors as evidenced by the signatures of the individual Board Members set forth below (being all the Directors comprising the Board) and Shooting Star Mining Company, LLC ("Shooting Star"), a Texas limited liability company having its principal place of business at 4099 McEwen Road, Suite 150, Dallas, Texas 75244-5053. SRI, SRC and Shooting Star are referred to herein individually as a "Party" and collectively as the "Parties."

RECITALS

A. On April 20, 2012, Steele Resources Incorporated, a Nevada corporation ("SRI"), entered into a purchase agreement (the "Purchase Agreement") with Billali Mine, LLC ("Billali") providing that SRI would purchase, among other consideration, for Six Hundred Thousand Dollars ($600,000) and One Thousand Eight Hundred (1,800) American Eagle one ounce gold coins, the exclusive use and access to the Billali Mine (the "Mine"), as described in the Purchase Agreement, along with all of Billa Ii's rights, titles, interests and privileges in and to the mineral and natural resource deposits beneath the surface of, within, or that may be produced from the Mine (collectively referred to herein as "Mining Rights"). The Purchase Agreement commenced on April 20, 2012 and such Mining Rights continue through April 19, 2014. At the conclusion of the term of the Purchase Agreement, provided both SRI and Billali perform all obligations as required by Purchase Agreement, SRI would gain full right and title ownership to the Mine and all Mining Rights thereto. The Purchase Agreement is attached to this Agreement as Exhibit A and fully incorporated herein as if expressly included within this Agreement.

B. At the time of the execution of the Purchase Agreement, neither SRI nor its parent company, Steele Resources Corporation, had sufficient cash on hand to fund the required payment obligations owed to Billali under the Purchase Agreement. Thus, SRI borrowed One Hundred Thousand Dollars ($100,000) from Jeffrey Benison ("Benison"), an individual having his principal place of business in Valley Stream, New York, to satisfy the down payment due to Billali on April 20, 2012 pursuant to the Purchase Agreement.

C. Further pursuant to the Purchase Agreement, SRI owed an additional Five Hundred Thousand Dollars ($500,000) to Billali on June 4, 2012. Unable to fund this payment to Billali, SRI executed an Assignment Agreement with Benison whereby Benison provided the additional Five Hundred Thousand Dollars ($500,000) owed by SRI to Billali in exchange for the Mining Rights as granted to SRI by the Purchase Agreement, along with all other rights, titles, interests and privileges granted to SRI under the Purchase Agreement (the "Benison Assignment"). As a result of the Benison Assignment, Benison would assume all obligations of SRI under the Purchase Agreement, including, but not limited to, development of the Mine. As part of the Benison Assignment, SRI received a twenty percent (20%) economic interest in the Mine. Such economic interest was a "qualified carried interest" (as defined in the Benison Assignment) whereby SRI would receive twenty percent of the net operating profits of the

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development of the Mine. Benison paid to Billali the payment of Five Hundred Thousand Dollars ($500,000) owed under the Purchase Agreement, but lacks the ability to satisfy the remaining financial obligations due to Billali under the Purchase Agreement, including the payment of the American Eagle gold coins, and the financial requirements of developing the Mine. The Benison Assignment is attached hereto as Exhibit B and fully incorporated herein to the extent that it does not conflict with this Agreement.

D. In exchange for Shooting Star's assumption of all financial obligations owed to Billali under the Purchase Agreement, Benison now wishes to assign to Shooting Star the Mining Rights under the Purchase Agreement, together with all other rights, titles, interests and privileges under the Purchase Agreement that were assigned to Benison by SRI under the Benison Assignment (the "Shooting Star Assignment").

E. As a result of the Shooting Star Assignment, Shooting Star has, contemporaneously with this Agreement, executed an amendment to the Purchase Agreement with BiIIali ("Shooting Star Amendment"). Such Shooting Star Amendment evidences and confirms the Shooting Star Assignment and Shooting Star's assumption of all obligations, financial or otherwise, owed to BiIIali under the Purchase Agreement.

F. To date, Billali has received and accepted separate payments of One Hundred Thousand Dollars ($100,000) and Five Hundred Thousand Dollars ($500,000) in partial satisfaction of the purchase price specified under the Purchase Agreement. These payments, as evidenced and confirmed by the Shooting Star Amendment, inure to the benefit of Shooting Star as if Shooting Star had paid them directly to BiIIali under the Purchase Agreement.

G. Pursuant to the Purchase Agreement and the Shooting Star Amendment, Shooting Star assumes the remaining financial obligations owed to Billali, including payment of One Hundred Fifty Thousand Dollars ($150,000) and delivery of One Thousand Eight Hundred (1,800) American Eagle gold coins. Upon payment of these financial obligations and expiration of the Purchase Agreement, Shooting Star shall take full right and title of ownership of the Mine and all Mining Rights belonging thereto.

H. As a result of the Shooting Star Assignment, SRI now wishes to assign its twenty percent (20%) economic interest in the Mine to Shooting Star, thus extinguishing such economic interest, in exchange for a twenty percent (20%) membership interest in Shooting Star.

NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the Parties agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement or any other document related to the Mine.

2. Contribution. SRI hereby assigns and transfers to Shooting Star SRI's twenty percent (20%) economic interest in the Mine received from Benison as a result of the Benison

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Assignment. With the assignment of such economic interest, the economic interest is hereby extinguished.

3. Issuance of Membership Interest. As consideration for this Agreement, Shooting Star agrees to grant to SRI a twenty percent (20%) membership interest in Shooting Star. As a result of this Agreement and other documents executed contemporaneously herewith, Shooting Star shall issue One Thousand (1,000) membership units, with the result that ThinkLinking LLC shall own 220 membership units, or twenty-two percent (22%) ownership in Shooting Star, SRI shall own 200 membership units, or twenty percent (20%) ownership in Shooting Star, Inflated Hedged Assets, LLC shall own 280 membership units, or twenty-eight percent (28%) ownership in Shooting Star and Benison shall own 300 membership units, or thirty percent (30%) ownership in Shooting Star.

4. Shooting Star Responsibilities. Pursuant to the Operating Agreement of Shooting Star, executed by the members of Shooting Star contemporaneously with this Agreement, Shooting Star shall, in its sole discretion and judgment, coordinate and manage any and all exploration, development and production of the Mine and activities related thereto, including executing any and all necessary contracts and agreements.

Furthermore, it is expressly understood and agreed that Shooting Star's provision of additional capital to develop the Mine is a "best efforts" undertaking. In no event shall Shooting Star have or incur any liability whatsoever owing to SRI or any other member of Shooting Star should Shooting Star, in its sole exercise of discretion and prudent investment judgment, determine that additional development capital cannot or should not be arranged or committed to develop the Mine.

Shooting Star agrees to enter into a Mine contract with White Pine Mining LLC ("White Pine") on or after the date of this Agreement. The contract with White Pine (the "Mine Contract") shall be in substantially the same form and contract as the sample contract attached hereto as Exhibit C; provided, however, Shooting Star reserves the right to amend and vary the terms, conditions and provisions of the Mine Contract as provided or appropriate under circumstances arising hereafter with respect to the development of the Mine subject to the concurrence of White Pine as the mining contractor.

5. Representations and Warranties. Each Party represents and warrants to the other Party that:

5.1 The warranting Party has full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

5.2 The execution, delivery and performance by the warranting Party of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized.

5.3 This Agreement constitutes the valid and legally binding obligations of the warranting Party, enforceable against such Party in accordance with its

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terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and together, principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6. Indemnification.

6.1 Each Party agrees to indemnify the other and such other Party's officers, directors, employees, stockholders, members, agents, and affiliates (the "Indemnitees") from and against any actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, Injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses and fees, including court costs and reasonable attorneys' fees and expenses, the Indemnitees may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by any breach by the indemnifying Party, as the case may be, of any representation, warranty or covenant contained in this Agreement.

6.2 The above indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common law remedy (including without limitation any such remedy arising under environmental, health and safety requirements) either Party may have with respect to the other or the transactions contemplated by this Agreement.

7. Safe Harbor Statement. SRI understands, acknowledges, and agrees that all predictions, projections, results, technical studies and/or all other reports concerning the Mine, economic perfonnance and/or Shooting Star's plans and objectives for management and development of the Mine constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21 E of the Securities Exchange Act of 1934, as amended, and Section 27 A of the Securities Act of 1933, as amended that involve risks and uncertainties. Although it is believed that the expectation reflected in such forward-looking statements are reasonable, the forward-looking statements and financial projections contained in various documents related to Shooting Star and the development of the Mine are subject to risks and uncertainties that could cause actual results to differ from those projected. Investors, including but not limited to SRI, are cautioned that any forward-looking statements and projections are not guarantees of future performance and that actual results may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those reflected in forward-looking statements include, but are not limited to, risks and uncertainties regarding the actual precious metals mineralization of the Mine, fluctuations in precious metals market prices, and inflationary trends occurring with respect to costs associated with mine development and ore extraction operations.

8. Miscellaneous.

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8.1 This Agreement (along with other agreements and ancillary documents referenced herein), embodies the entire agreement and understanding of the Parties with respect to the matters contemplated by this Agreement, and supersedes all prior agreements and understandings between or among the Parties with respect to such matters.

8.2 No amendment of any provision of this Agreement will be valid unless the same is in writing and signed by the Parties.

8.3 This Agreement has been negotiated under and will be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule. All claims and controversies arising under or in connection with this Agreement shall be determined in the state or federal courts of Dallas County, Texas.

8.4 This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument, and by facsimile.

8.5 Any term or provision of this Agreement that is held by a court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.6 Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party is entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement in any action instituted, in addition to any other remedy to which it may be entitled, at law or in equity.

8.7 Any notice, offer, request, demand, claim or other communication provided for by this Agreement must be in writing and will be deemed given or delivered when delivered by hand, transmitted by facsimile or three days after the day when deposited in the United States mail, certified or registered, return receipt requested, postage prepaid and properly addressed to the intended recipient as set forth below:

If to SRI:

Steele Resources Incorporated

3081 Alhambra Drive, Suite 208

Cameron Park, California 95682

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If to Shooting Star:

Shooting Star Mining Company, LLC

4099 McEwen Road, Suite 150

Dallas, Texas 75244-5053

Any Party may send any notice, request, demand, claim or other communication to the intended recipient at the address set forth above using any other means, but not such notice, request, demand, claim or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient.

8.8 The Parties each acknowledge and agree that they have had the opportunity to obtain independent counsel of their own choice in the drafting and negotiation of this Agreement and that, accordingly, no rule of construction against the drafter shall apply in connection herewith.

8.9 All representations and warranties and agreements hereunder shall survive execution of this Agreement and transactions contemplated hereby.

8.10 This Agreement shall be binding upon and inure to the benefit of the Parties hereto and to their respective heirs, legal representatives, successors and assigns.

SRI:	Shooting Star:

Steele Resources Incorporated, acting	Shooting Star Mining Company, LLC
through the Board of Directors of its
parent corporation, Steele Resources
Corporation

By: /s/ Peter Kristensen	By: /s/ Robert E. Byerley, Jr.
Peter Kristensen, Director	Robert E. Byerley, Jr., Manager

By: /s/ Mark Livingston
Mark Livingston, Director

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